Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form F-3 No. 333-259613) of CureVac N.V., and

(2) Registration Statement (Form S-8 No. 333-246197) as amended, pertaining to the CureVac N.V. Long-Term Incentive Plan, CureVac Virtual Share Plan, and Employment Agreement between CureVac AG and a Former Employee;

of our report dated April 25, 2023, with respect to the consolidated financial statements of CureVac N.V. included in this Annual Report (Form 20-F) of CureVac N.V. for the year ended December 31, 2023.

/s/ EY GmbH & Co. KG Wirtschaftsprüfungsgesellschaft

Stuttgart, Germany
April 24, 2024